Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Galaxy Next Generation, Inc. Entity or Nevada Business Identification Number (NVID): NV20001327833
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series G Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* WHEREAS, the Board of Directors of Galaxy Next Generation, (CONTINUED ON ATTACHED)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Gary LeCroy Signature of Officer Date: 06/22/2022

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

CERTIFICATE OF DESIGNATION OF SERIES G PREFERRED STOCK OF GALAXY NEXT GENERATION, INC. PURSUANT TO SECTION 78.195 OF THE NEVADA REVISED STATUTES

The undersigned, Gary LeCroy, does hereby certify that:

1. He is the Chief Executive Officer of Galaxy Next Generation, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 200,000,000 shares of preferred stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Articles of Incorporation of the Corporation, as amended, provides for a Series of its authorized capital stock known as preferred stock, consisting of 200,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series and to establish, from time to time, the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to fifty one (51) shares of the preferred stock which the Corporation has the authority to issue;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock to be designated the “Series G Preferred Stock” and does hereby fix and determine the number, rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

1. Number of Shares. The number of shares constituting the Series G Preferred is hereby fixed at Fifty One (51) shares.

2. Par Value and Stated Capital. Each share of Series G Preferred Stock shall have a par value of $.0001 per share and a stated value equal to $.0001.

3. Dividends. The holders of outstanding Series G Preferred Stock shall not be entitled to receive any dividends.

4. Rank. The Series G Preferred Stock shall, with respect to rights on liquidation, rank equivalent to the common stock, par value $.0001 per share (the ‘Common Stock”), of the Corporation.

5. Voting. Except as otherwise required by law, the holders of shares of Series G Preferred shall vote together with the holders of the Common Stock as a single series. The holders of Series G Preferred shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock. The holders of shares of Series G Preferred shall be entitled to such number of votes per share as equals one percent (1%) of the voting power of all voting securities of the Corporation then entitled to vote, inclusive of the Series G Preferred Stock and Common Stock, such that fifty one (51) shares of Series G Preferred Stock shall together be entitled to such number of votes as equals, in the aggregate, 51% of the voting power of all voting securities of the Corporation then entitled to vote, inclusive of the Common Stock and any preferred stock. If the Corporation affects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series G Preferred Stock shall not be subject to adjustment unless specifically authorized. So long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of the Series G Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series G Preferred Stock, (d) increase the authorized or designated number of shares of the Series G Preferred Stock, (e) issue any additional shares of Series G Preferred Stock, or (f) enter into any agreement with respect to the foregoing.

6. Redemption. Shares of Series G Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

*********************

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 22nd day of June, 2022.

GALAXY NEXT GENERATION, INC.

By:/s/ Gary LeCroy

Name: Gary LeCroy